     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1998
                                                     REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             APPLIED IMAGING CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------

           DELAWARE                                       77-012490
 (STATE OR OTHER JURISDICTION                         (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER)

                         2380 WALSH AVENUE, BUILDING B
                         SANTA CLARA, CALIFORNIA 95051
                                (408) 562-0250
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                JACK GOLDSTEIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             APPLIED IMAGING CORP.
                         2380 WALSH AVENUE, BUILDING B
                         SANTA CLARA, CALIFORNIA 95051
                                (408) 562-0250
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
                             THOMAS C. KLEIN, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                           PALO ALTO, CA 94304-1050
                                (650) 493-9300

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================
                                           PROPOSED       PROPOSED
  TITLE OF EACH CLASS        AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
    OF SECURITIES TO         TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
     BE REGISTERED         REGISTERED    PER SHARE(1)  OFFERING PRICE      FEE
-----------------------------------------------------------------------------------
Common Stock $0.001 par    4,629,350
 value.................      shares         $2.25      $10,416,037.50   $3,073.00
-----------------------------------------------------------------------------------
Common Stock $0.001 par
 value
 issuable upon exercise
 of May 1997
 warrants(2)...........  173,010 shares     $5.78         $999,998       $295.00
===================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.
(2) Pursuant to Rule 416 promulgated under the Securities Act of 1993, there are also being registered such indeterminate number of additional shares as may become issuable pursuant to the anti-dilution provisions of the Warrants.
                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 31, 1998

PROSPECTUS

                             APPLIED IMAGING CORP.

                        4,802,360 SHARES OF COMMON STOCK

  This Prospectus relates to (i) 4,629,350 shares (the "Shares") of common stock issued in private transactions in 1997 and 1998, $.001 par value per share (the "Common Stock") and (ii) a maximum of 173,010 additional shares of Common Stock (the "Warrant Shares") issuable upon exercise of certain warrants issued in private transactions in May 1997 (the "Warrants") to purchase Common Stock of Applied Imaging Corp. (the "Company" or "Applied Imaging"). The Shares and the Warrant Shares collectively are referred to herein as the "Securities." The Securities may be offered by certain stockholders of the Company (the "Selling Security Holders") from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Securities, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Security Holders" and "Plan of Distribution."

  None of the proceeds from the sale of the Securities by the Selling Security Holders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Security Holders) in connection with the registration and sale of the Securities being offered by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  All the Securities were "restricted securities" under the Securities Act prior to their registration hereunder. The Company sold 796,020 shares of Common Stock and 173,010 Warrants on May 22, 1997, 3,333,331 shares of Common Stock on June 2, 1998, 166,666 shares of Common Stock on July 7, 1998 and 333,333 shares of Common Stock on July 15, 1998 to the Selling Security Holders in private transactions. Such shares of Common Stock and the 173,010 Warrant Shares which may be issuable upon exercise of the Warrants (such shares together the "Securities") are registered hereunder. This Prospectus has been prepared so that future sales of Common Stock by the Selling Security Holders will not be restricted under the Securities Act. In connection with any sales, the Selling Security Holders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Security Holders."

  The Company's Common Shares are traded on the Nasdaq National Market System under the symbol "AICX."

                                  -----------

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."'

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is     , 1998

                             AVAILABLE INFORMATION

  As used in this Prospectus, unless the context otherwise requires, the terms "Applied Imaging" and the "Company" mean Applied Imaging Corp. and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

  The Company's Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  This Prospectus constitutes part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

  The Company's Forms 8-K filed with the Commission on May 22, 1997, July 16, 1998 and July 28, 1998, the Company's Annual Report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, are hereby incorporated by reference, except as superseded or modified herein.

  Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Applied Imaging Corp. at its principal offices located at 2380 Walsh Avenue, Building B, Santa Clara, California 95051, telephone (408) 562-0250, attention Investor Relations.

  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

  CYTOSCAN(R) is a registered United States trademark of the Company and APPLIED IMAGING(TM), WINSCAN(TM) and RxFISH(TM) are trademarks of the Company.

                                  THE COMPANY

  Applied Imaging Corp. ("Applied Imaging" or the "Company") was incorporated in California in July 1986, and reincorporated in Delaware in October 1996. Applied Imaging designs, develops, manufactures and markets automated clinical analysis systems used by cytogenetic laboratories for prenatal and other genetic testing application. The Company's cytogenetic instrumentation and reagent business, which has sold systems to over 600 sites in more than 35 countries since its inception, markets computer-based microscopic image analysis systems that enable laboratories to automate the analysis of chromosomal abnormalities associated with conditions such as Down's Syndrome. The Company is also developing a proprietary genetic screening technology designed to facilitate prenatal screening for genetic abnormalities by isolating "fetal blood cells" from a routine maternal blood sample. This new technology is designed to improve current prenatal testing methods by providing a timely and cost-effective prenatal screening procedure without the risks of miscarriage or fetal damage associated with invasive prenatal tests, such as amniocentesis or chorionic villus sampling. The Company also markets specialized imaging systems used in basic research and pharmaceutical discovery for the real-time analysis of changes in intracellular ion concentrations, a key method for determining the function of biologically-active compounds.

  Applied Imaging is a leading provider of automated chromosomal image analysis systems to clinical and research laboratories worldwide. The Company's CytoVision and GeneVision karyotyping systems are widely accepted because of their ability to analyze standard human chromosome preparations using powerful software classification algorithms along with a specialized cytogenetic user interface. The CytoVision systems also incorporate the capability to analyze and record images derived from advanced genetic research assays employing fluorescent in situ hybridization ("FISH") or comparative genomic hybridization methods. The Company has introduced its first proprietary assay for color chromosome analysis (called RxFISH), a rapidly developing area of research interest. Based upon a novel method developed by scientists at the University of Cambridge, the Company's RxFISH assay develops a unique fluorescent color banding pattern for human chromosomes that is then analyzed by the CytoVision software. The future development of specialized reagent products that can be optimized for use on the Company's installed base of over 1100 chromosome analysis workstations worldwide is a key aspect of the Company's business strategy.

  The Company's prenatal genetic screening development program is focused on the isolation of specific fetal cells from a blood sample taken from the expectant mother using normal venipuncture techniques. This allows prenatal genetic testing to be performed without the need to obtain a fetal tissue sample by an invasive procedure, such as amniocentesis, which can pose a physical risk to the fetus. The Company's proprietary screening technology incorporates (i) a Patented hematological procedure to enrich the concentration of fetal blood cells found in maternal blood, (ii) a fetal hemoglobin test kit,
(iii) automated image analysis instrumentation to identify fetal blood cells and (iv) third-party DNA probes to identify certain chromosomal abnormalities present in these fetal blood cells. This prenatal screening system is expected to be both safe and accurate because it evaluates actual fetal cells while posing no direct risk to the fetus. The Company's prenatal screening products are currently in preclinical evaluation.

  In late 1996 and early 1997, the Company submitted three pre-market notifications to the United States Food and Drug Administration ("FDA") under
Section 510(k) of the Federal Food, Drug and Cosmetic Act ("510(k)"). The first submission was for a product that enriches the concentration of any one of a number of cell types from whole blood based on the Company's patented hematological techniques. The Company received notification in December of 1997 from the FDA that it could market the ENRICH Kit for these purposes. The second submission was for the automated image analysis instrument which is able to automatically identify and enumerate nucleated red blood cells from peripheral blood on a microscope slide. The instrument, called the WINSCAN Automated Imaging System ("WINSCAN"), presents these cells for operator review, and further testing and analysis in the prenatal screening procedure. The Company received notification in June of 1998 from the FDA that it may market WINSCAN for these purposes. The third submission covers the reagents used to identify cells containing fetal hemoglobin so that they may be further characterized.

  The Company anticipates that sales of its prenatal screening products, if approved by the FDA, will include its proprietary consumable ENRICH Kit, WINSCAN and the reagents used to identify fetal hemoglobins. The Company believes that it can utilize its existing infrastructure, worldwide distribution capabilities and extensive cytogenetic laboratory relationships to support the introduction of these prenatal screening products. Furthermore, the Company believes that its new cell enrichment, identification and image analysis products may have clinical utility for cancer testing and the prenatal diagnosis of single gene disorders.

                                 RISK FACTORS

  An investment in the Securities being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchasing Securities offered by this Prospectus.

PRENATAL SCREENING PRODUCTS IN EARLY STAGE OF DEVELOPMENT; NO ASSURANCE OF SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION

  The Company's prenatal screening products are in an early stage of development and testing. The isolation, identification, enrichment and analysis of fetal cells from a maternal blood sample is difficult and poses a significant technical challenge due to their rarity in maternal blood. The Company has not yet determined how many fetal cells, if any, can be obtained using its process. In addition, fetal cells that circulate in maternal blood are not yet completely understood in terms of their variety and characteristics, such as longevity in maternal blood and fragility when exposed to various processes to enrich their concentration in a maternal blood sample. The Company has, and continues to, refine its processes and test reformulated enrichment media to determine if concentrations of fetal cells can be increased, but there can be no assurance that these efforts will prove successful. In addition, there can be no assurance that the Company's prenatal screening products will be able to detect fetal cells in amounts sufficient to allow for the detection and analysis of chromosomal abnormalities. There can be no assurance that the Company's prenatal screening products will be able to effectively and accurately detect Down Syndrome or other chromosomal abnormalities. The development and potential commercialization of the Company's prenatal screening products will require significant research and development, substantial investment and clinical testing and regulatory clearances or approvals. The Company plans to continue to conduct preclinical testing in order to analyze the feasibility of its prenatal screening products. Such efforts may disclose significant technical obstacles that need to be overcome prior to pursuing clinical trials and seeking necessary regulatory approvals. Such obstacles could have the effect of delaying or preventing the successful development of the Company's prenatal screening products. There can be no assurance that the Company will be able to develop this technology into reliable and effective prenatal screening products, that required regulatory clearances or approvals for commercialization will be obtained in a timely manner, or at all, or that the Company's prenatal screening products or other products under development, if introduced commercially, will be successful. If the Company is unable to successfully develop and market its prenatal screening products, the Company's business, financial condition and results of operations would be materially and adversely affected.

LACK OF CLINICAL DATA

  The Company has conducted no clinical trials of its prenatal screening products pursuant to FDA reviewed protocols. There can be no assurance that the Company will commence such clinical testing, or once commenced, that such testing can be completed successfully within the Company's expected time frame and budget, if at all, or that the Company's products will prove to be reliable and effective in clinical trials. If clinical trials are initiated, such trials may disclose significant technical obstacles having the effect of delaying or preventing the development, testing, regulatory approval and commercialization of the Company's prenatal screening products. There can be no assurance that the results of such clinical trials will be consistent with the Company's limited preclinical results to date or would be sufficient to obtain regulatory clearance or approval or clinical acceptance. If the Company is unable to initiate and conclude successfully clinical trials of its prenatal screening products, the Company's business, financial condition and results of operations would be materially and adversely affected.

NO ASSURANCE OF CLINICAL ACCEPTANCE

  The isolation of fetal cells from maternal blood is a new and novel development. The clinical acceptance of the Company's prenatal screening products will depend upon its acceptance by the medical community and third-party payors as clinically useful, reliable, accurate, and cost-effective compared to existing and future procedures. Clinical acceptance will depend on numerous factors, including the establishment of the product's ability to isolate sufficient numbers of fetal cells during the early stages of pregnancy, to adequately enrich the concentration of nucleated fetal cells, and to reliably analyze and detect the presence of chromosomal abnormalities. Clinical acceptance will also depend on the receipt of regulatory clearances in the United States and internationally, the availability of third-party reimbursement and the Company's ability to adequately train laboratory technicians and cytogeneticists on how to use the prenatal screening products. In addition, there can be no assurance that the Company's prenatal screening products will be a preferable alternative to existing procedures such as the maternal AFP test or the triple test which detect neural tube defects in addition to chromosomal abnormalities, or that the prenatal screening products will not be rendered obsolete or noncompetitive by products under development by other companies. The Company's products are intended to initially screen for Down's Syndrome and may not compete favorably with widely accepted methodologies such as amniocentesis or CVS that are highly accurate and diagnose a broader range of abnormalities from one sample of fetal cells. Patient acceptance of the Company's prenatal testing products will depend in part upon physician recommendations as well as other factors, including the effectiveness and reliability of the procedure as compared to amniocentesis, CVS and serum marker procedures. Even if the Company's prenatal screening products are clinically adopted, physicians may elect not to recommend the procedure unless acceptable reimbursement from health care payors is available. There can be no assurance that the Company's prenatal screening products under development will be accepted by the medical community or that market demand for such products will be sufficient to allow the Company to achieve profitable operations. Failure of the Company's prenatal screening procedure, for whatever reason, to achieve significant clinical adoption or failure of the Company's products to achieve any significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

ACCUMULATED DEFICIT; FUTURE LOSSES

  From its inception in July 1986 through March 31, 1998, the Company has generated an accumulated deficit of approximately $22 million. The Company expects its operating losses to continue to increase as it continues its efforts to develop and test its prenatal screening products. There can be no assurance that its prenatal screening products under development will be commercially marketed or, if commercially marketed, that the Company will ever receive sufficient revenue to achieve profitability and failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

QUARTERLY FLUCTUATIONS

  The Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. Factors which may have an influence on the Company's operating results in a particular quarter include (i) demand for the Company's products, new product introductions by the Company or its competitors or transitions to new products; (ii) the results of preclinical or planned clinical trials and, if ever received, the timing of regulatory and third-party reimbursement approvals; (iii) the timing of orders and shipments; (iv) the mix of sales between distributors and the Company's direct sales force; (iv) competition, including pricing pressures;
(v) the timing and amount of research and development expenses, including clinical trial-related expenditures; (vi) seasonal factors; (vii) foreign currency fluctuation; and (viii) the delay between incurrence of expenses to develop new products, including related marketing and service capabilities, and realization of benefits from such efforts. The Company typically has experienced increased sales in its first and fourth quarter. The Company believes this pattern of fluctuating revenues reflects the budgetary spending practices of the Company's customer base which consists primarily of public and private cytogenetic laboratories, research organizations and hospitals operating on annual budgets. There can be no assurance that this trend will continue. In addition, currency devaluations and slower economic growth in Asia are expected to decrease demand for the Company's products in Asian markets. Due to all the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

  The Company has expended and will continue to expend substantial funds for research and development, preclinical testing, planned clinical investigations, capital expenditures, and manufacturing and marketing of its products. The timing and amount of spending of such capital resources cannot be accurately determined at this time and will depend upon several factors, including the progress of its research and development efforts and planned clinical investigations, competing technological and market developments, commercialization of products currently under development, and market acceptance and demand for the Company's products. To the extent required, the Company may seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with other companies and from other sources. If additional funds are raised by issuing equity securities, further dilution to stockholders could occur. There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company could be required to delay development or commercialization of certain of its products, to license to third parties the rights to commercialize certain products or technologies that the Company would otherwise seek to commercialize for itself, or to reduce the marketing, customer support or other resources devoted to certain of its products each of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PRENATAL SCREENING PRODUCTS; RAPID TECHNOLOGICAL CHANGE AND RISK OF TECHNOLOGICAL OBSOLESCENCE

  The Company is dependent on the successful development and commercialization of the Company's prenatal screening products. Unfavorable preclinical or clinical results, failure to obtain regulatory clearances or approvals in a timely manner, or at all, or failure to gain widespread market acceptance for the products would have a material adverse effect on the Company's business, financial condition and results of operations.

  The medical device industry, particularly the prenatal testing, diagnostic, and screening markets, is characterized by rapid and significant technological change. The sale of the Company's current products is largely dependent upon the continued use of prenatal testing methodologies that require the location of fetal cells in metaphase and the karyotyping of chromosomes identified in the metaphase cells. In addition, the Company's current products require a testing laboratory to make a large one-time investment, and the availability of less expensive automated cytogenetic equipment could have a material adverse effect on the Company's business financial condition, and results of operations. The Company's future success will depend in large part on the Company's ability to continue to respond to such changes. There can be no assurance that the Company will be able to respond to such changes or that new or improved competing products will not be developed that render the Company's products obsolete. Product research and development will require substantial expenditures and will be subject to inherent risks, and there can be no assurance that the Company will be successful in developing products that have the characteristics necessary to screen or diagnose particular indications or that any new product introduced will receive regulatory clearance or approval or will be successfully commercialized.

UNCERTAINTY OF FDA OR OTHER REGULATORY CLEARANCES OR APPROVALS

  The testing, manufacturing, labeling, distribution, sale, and marketing, of the Company's products are subject to government regulation in the United States and other countries. The Company's future success will be significantly dependent upon commercial sales of its prenatal screening products under development. The Company will not be able to market these prenatal screening products for commercial use in the United States until the Company obtains clearance or approval from the FDA for each device and will not be able to market such products overseas until it meets the safety and quality regulations of each foreign jurisdiction in which the Company seeks to sell such products. Noncompliance with applicable FDA requirements can result in severe administrative, civil and criminal sanctions.

  The Company's Cytoscan products were marketed until 1994 in the United States pursuant to 510(k) pre-market notifications. A 510(k) pre-market notification must be supported by appropriate data establishing, to the satisfaction of the FDA, that a newly developed device is "substantially equivalent" to a legally marketed device that does not itself require FDA approval of a premarket approval application ("PMA"). The Company's CytoVision product is the current model of the Cytoscan product, marketed pursuant to the original 510(k) filing.

  In late 1996 and early 1997, the Company submitted three additional 510(k) filings. The first submission was for a product that enriches the concentration of any one of a number of cell types from whole blood based on the Company's patented hematological techniques. The Company received notification in December of 1997 from the FDA that it could market the ENRICH Kit for these purposes. The second submission was for the automated image analysis instrument which is able to automatically identify and enumerate nucleated red blood cells from peripheral blood on a microscope slide. The instrument, called the WINSCAN, presents these cells for operator review, and further testing and analysis in the prenatal screening procedure. The Company received notification in June of 1998 from the FDA that it may market WINSCAN for these purposes. The third submission covers the reagents used to identify cells containing fetal hemoglobin so that they may be further characterized. The DNA probe product will require either FDA clearance of a 510(k) with a tier III level of review or a PMA.

  The Company submitted a protocol for clinical trials of the DNA probe product to the FDA in November of 1996. The Company intends to initiate a multisite, U.S. and international, clinical trial of the DNA probe product to detect chromosomal disorders in isolated fetal cells during 1999, based upon the review of the protocol by the FDA. There can be no assurance regarding the timing or nature of the FDA response regarding the DNA probe related protocol or the timing for the commencement of clinical trials. There can be no assurance that 510(k) clearance for any of the Company's products under development or any other future product or modification of an existing product will be granted or that the clearance process will not be unduly lengthy and subjected to a thorough FDA review. The FDA has stated that the DNA probe product will require at least a 510(k) tier III level of review. Further, in its draft guidance for in vitro diagnostic devices utilizing cytogenetic in situ hybridization technology for the detection of genetic mutations, the FDA states that when such devices are intended for use as a "stand-alone" for test reporting based on interphase analysis, they will require a PMA that must be reviewed and approved by the FDA prior to sales, distribution and marketing of these products in the United States.

  The regulation of medical devices continues to develop and there can be no assurance that new laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. Delays in receipt of clearance or approvals to market its products, failure to receive these clearances or approvals, the loss of previously received clearances or approvals, the determination that 510(k) clearance, pre-market approval or other approval is required for a product being marketed without such clearance or approval, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO COMPLY WITH INTERNATIONAL GOVERNMENT REGULATION

  The regulatory review process varies from country to country. Currently, the Company's products are subject to pre-market approval in several of the countries that are members of the European Union ("EU") and subject to other regulatory requirements in those and other countries. In addition, the regulation of in vitro diagnostic devices ("IVDs") and other medical devices continues to change. The Company may rely, in some circumstances, on its international distributors for compliance with regulatory requirements in those countries where the Company intends to use distributors. Any enforcement action by regulatory authorities with respect to regulatory noncompliance may have a material adverse effect on the Company's business, financial condition and results of operations.

  The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA clearance, and the requirements may differ. In addition, there may be foreign regulatory barriers other than approval for sale.

  The Company plans to bring its instruments, when required, into compliance with the European Parliament's Electromagnetic Compatibility Directive (89/336/EEC) (the "ECD") and to be entitled to apply the CE mark, with respect to the ECD, to its instruments. The European Parliament has made a distinction between Medical Devices ("MDs") and IVDs. The Company's instruments are not now subject to the requirements or advantages of the Medical Device Directive (93/42/EEC). There can be no assurance, however, that some or all of the Company's products will not be redefined as M.D.=s and made subject to this Directive by the EU or its member states, which may have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance, moreover, that member states, or any other European country, will not adopt other statutes or regulations that require approval to sale the Company products, or that will otherwise have a material adverse effect on the Company's business, financial condition, or results of operations.

DEPENDENCE UPON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

  The Company relies on trade secret protection and on its unpatented proprietary know-how in the development and manufacturing of its products. There can be no assurance that the Company's trade secrets or proprietary technology will not become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Nor can there be any assurance that others will not develop or acquire equivalent expertise or develop products that render the Company's current or future products noncompetitive or obsolete. There can be no assurance that the claims allowed under its patents will be sufficiently broad to protect what the Company believes to be its proprietary rights. In addition, there can be no assurance that issued patents will not be disallowed or circumvented by competitors, or that the rights granted thereunder will provide competitive advantages to the Company. Companies have filed applications for, or have been issued patents relating to, products or processes that may be competitive with certain of the Company's products or processes. The Company is unable to predict how the courts would resolve issues relating to the validity and scope of such patents.

  The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any issued patent or patents based on pending patent applications or any future patent application will exclude competitors, that any of the Company's patents in which it has licensed rights will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company. Furthermore, no assurance can be given that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents issued to or licensed by the Company or that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications.

  In addition, patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. The Company has not conducted an extensive search of patents issued to other companies, research or academic institutions, or others, and no assurances can be given that such patents do not exist, have not been filed, or could not be filed or issued, which contain claims relating to the Company's technology, products or processes. Patents issued and patent applications filed in the United States or internationally relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. There are pending applications, which if issued with claims in their present form, might provide proprietary rights to third parties relating to products or processes used or proposed to be used by the Company. The Company may be required to obtain licenses to patents or proprietary rights of others.

  The medical device industry in general, and the industry segment that includes products for prenatal diagnostic screening in particular, have been characterized by substantial competition. Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive to respond to and could divert the Company's technical and management personnel. The Company may be involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company, or to protect trade secrets of the Company. If any relevant claims of third-party patents are held as infringed and not invalid in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign its products or processes to avoid infringement. In addition, in the event of any possible infringement, there can be no assurance that the Company would be successful in any attempt to redesign its products or processes to avoid such infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope and validity of the proprietary rights of others.

LIMITED MANUFACTURING EXPERIENCE; NO MANUFACTURING EXPERIENCE FOR THE CONSUMABLE ENRICHMENT KIT

  To date, the Company's manufacturing activities have consisted primarily of the assembly and testing of its cytogenetic products. If the Company obtains necessary regulatory clearances, registrations and approvals for its prenatal screening products and such technology is successfully introduced, the Company will be required to increase its manufacturing capacity. The Company has no experience in manufacturing the ENRICH Kit, WINSCAN or fetal hemoglobin identification kit portions of its prenatal screening products. Manufacturers often encounter difficulties in commencing and increasing production, including problems involving production yields, adequate supplies of components, quality control and assurance (including failure to comply with the FDA's and State of California's GMP regulations, international quality standards and other regulatory requirements) and shortages of qualified personnel. Difficulties experienced by the Company in manufacturing could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Company will be successful in commencing manufacture of the prenatal screening products in commercial quantities, increasing manufacturing capacity or that it will not experience manufacturing difficulties or product recalls in the future.

NEED TO MANAGE GROWTH

  Significant future growth in the Company's sales and expansion in the scope of its operations, should they occur, may place considerable strain on the Company's management, financial, manufacturing and other capabilities, procedures and controls. There can be no assurance that any existing or additional capabilities, procedures or controls will be adequate to support the Company's operations or that its capabilities, procedures or controls will be designed, implemented or improved in a timely and cost-effective manner. Failure to implement, improve and expand such capabilities, procedures and controls in an efficient manner at an appropriate pace could have a material adverse effect on the Company's business, financial condition and results of operations.

SINGLE SOURCE COMPONENTS; DEPENDENCE ON KEY DISTRIBUTORS

  Certain components of the Company's prenatal screening products under development are expected to be in consumable enrichment kit form. The Company intends to initially subcontract the manufacture of such consumable enrichment kits; however, given the stage of the product's development, neither internal nor third-party manufacturing processes have been established. The Company currently relies on a sole supplier for a certain component of its consumable enrichment kit. There can be no assurance that reliable, high volume commercial supplies of such component can be established at commercially reasonable costs or that a new supplier could be qualified in a timely manner if the supply of such component were interrupted. There can be no assurance that reliable high volume manufacturing of such gradients can be established at commercially reasonable costs or that a new supplier could be qualified in a timely manner if the supply of such gradients were interrupted. In addition, the Company proposes to use DNA probes in a prenatal screening kit under development, which are currently provided by a limited number of vendors. The Company purchases certain types of DNA probes from a particular supplier subject to such supplier meeting various performance standards. Such probes require FDA clearance or approval for marketing for clinical diagnostic procedures in the United States and may require FDA approval for export. The DNA probe market is characterized by extensive patent litigation and any court order with respect to infringement of intellectual property could adversely affect the supply of available and cost-effective DNA probes. While the Company believes that other sources for such DNA probes are available, if there were to be interruptions in obtaining supplies from its present source, the Company would have to qualify new sources of approved supply. Outside of North America and the United Kingdom, the Company relies substantially on independent distributors and sales agents to market and sell its products. There can be no assurance that distributors and agents will devote adequate resources to support sales of the Company's products. Moreover, agreements with a number of its distributors require that the Company indemnify such distributors against costs, expenses and liabilities relating to litigation regarding the Company's products and, despite these obligations of the Company, distributors may decide to reduce or end their selling efforts until an infringement dispute is resolved or settled.

RELIANCE ON INTERNATIONAL SALES AND OPERATIONS

  The Company has significant international operations based in the United Kingdom employing at June 30, 1998, approximately 47 employees. In 1997, 1996, and 1995, approximately 59%, 60% and 61% respectively, of the Company's total revenues were derived from customers and distributors outside of the United States and Canada. Until such time, if ever, as the FDA clears or approves the Company's fetal cell screening technology for marketing in the United States, the Company expects that international sales of cytogenetic products will continue to account for a significant portion of its revenues. Changes in overseas economic conditions, currency exchange rates, foreign tax laws, or tariffs or other trade regulations could have a material adverse effect on the Company's business, financial condition and results of operations. The international nature of the Company's business subjects it and its representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which it operates or in which its products are sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Community, continues to develop and there can be no assurance that new laws or regulations will not have a material adverse effect on the Company's business. The laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent, as do the laws of the United States.

  Currently, most of the Company's international sales are denominated in U.S. dollars or the U.K. pound sterling. The Company has significant operations in the U.K., and therefore, incurs significant operating expenses denominated in U.K. pounds. Accordingly, the Company has not historically attempted to reduce the risk of currency fluctuations by hedging, as changes in exchange rates between the U.S. dollar and the U.K. pound sterling immaterially affect the Company's results of operations. However, there can be no assurance that the Company will not be disadvantaged with respect to its competitors operating in a foreign country by foreign currency exchange rate fluctuations that make the Company's products more expensive relative to those of local competitors.

INTERNATIONAL AVAILABILITY OF THIRD-PARTY REIMBURSEMENT; HEALTH CARE REFORM AND RELATED MATTERS

  In the United States, hospitals, physicians and other health care providers that purchase medical devices generally rely on third-party payors, and other sources of reinbursement for health care costs ("Third-Party Payors"), to reimburse all or part of the cost of the procedure in which the medical device is being used. Certain Third-Party Payors are moving toward a managed care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these Third-Party Payors may be independent of the hospital's cost incurred for the specific case and the specific devices used. Medicare and other Third-Party Payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. Because the Company's fetal cell screening technology is currently under development and has not received FDA clearance or approval, uncertainty exists regarding the availability of third-party reimbursement for procedures that would use the Company's fetal cell screening technology. Failure by physicians, hospitals and other potential users of the Company's products or products currently under development to obtain sufficient reimbursement from Third-Party Payors for the procedures in which the Company's products or products currently under the development are intended to be used could have a material adverse effect on the Company's business, financial condition and results of operation.

  Third-Party Payors that do not use prospectively fixed payments increasingly use other cost-containment processes that may pose administrative hurdles to the use of the Company's products and products currently under development. In addition, Third-Party Payors may deny reimbursement if they determine that the device used in a treatment is unnecessary, inappropriate, experimental, used for a non-approved indication or is not cost-effective. Potential purchasers must determine that the clinical benefits of the Company's products justify the additional cost or the additional effort required to obtain prior authorization or coverage and the uncertainty of actually obtaining such authorization or coverage.

  If the Company obtains the necessary foreign regulatory registrations or approvals, market acceptance of the Company's products and products currently under development in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. There can be no assurance that any international reimbursement approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

  The Company believes that in the future reimbursement will be subject to increased restrictions both in the United States and in international markets. The Company believes that the overall escalating cost of medical products and services will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including the Company's products and products currently under development. There can be no assurance in either United States or international markets that third-party reimbursement and coverage will be available or adequate, that future legislation, regulation or reimbursement policies of Third-Party Payors will not otherwise adversely affect the demand for the Company's products or products currently under development or its ability to sell its products on a profitable basis. The unavailability of Third-Party Payor coverage or the inadequacy of reimbursement could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, fundamental reforms in the health care industry in the United States and Europe continue to be considered, and there can be no assurance that such reform will not materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE UPON KEY PERSONNEL

  The Company's future success depends in significant part upon the continued service of certain key scientific, technical and management personnel, and its continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key scientific, technical and managerial personnel or that it can attract, assimilate or retain other highly qualified scientific, technical and managerial personnel in the future. The loss of key personnel especially if without advanced notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon the Company's business, results of operations and financial condition.

RISK OF SOFTWARE DEFECTS

  The Company's cytogenetic and prenatal screening products currently under development involve a software component that facilitates the detection of chromosomal and genetic abnormalities through the interaction of certain imaging algorithms with the genetic sample under examination. The software, including any new versions that may be released, may contain undetected errors or failures. There can be no assurance that, despite testing by the Company and current and potential customers, errors will not be found in the software components of the Company's cytogenetic or prenatal screening products, resulting in loss or delay in market acceptance, which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY RISK; POSSIBLE INSUFFICIENCY OF INSURANCE

  The manufacture and sale of the Company's products involves the risk of product liability claims. There can be no assurance that the coverage limits of the Company's insurance policies will be adequate. The Company intends to evaluate its coverage on a regular basis and in connection with the introduction of products currently under development. Such insurance is expensive and may not be available on acceptable terms, in sufficient amount of coverage, or at all. A successful claim brought against the Company in excess of its insurance coverage would have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY CERTAIN STOCKHOLDERS

  Certain stockholders, including certain executive officers and directors of the Company and their affiliates, own approximately 54.5% of the outstanding Common Stock. As a result, these stockholders will, to the extent they act together, continue to have the ability to exert significant influence and control over matters requiring the approval of the Company's stockholders, including the election of a majority of the Company's Board of Directors.

POSSIBLE VOLATILITY OF STOCK

  The market prices for securities of medical diagnostic instrument companies have historically been highly volatile. Announcements of technological innovations or new products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to products under development by the Company or others, regulatory developments in both the United States and foreign countries and public concern as to the safety of new technologies, changes in financial estimates by securities analysts or failure of the Company to meet such estimates and other factors, may have a significant impact on the market price of the Common Stock. In addition, the Company believes that fluctuations in its operating results may cause the market price of its Common Stock to fluctuate, perhaps substantially.

SIGNIFICANT RESTRICTIONS ON CHANGE IN CONTROL

  Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions provide for the elimination of the right of stockholders to act by written consent without a meeting and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. In addition, the Company has adopted a Preferred Shares Rights Agreement, sometimes referred to as a poison pill, designed to prevent hostile takeovers not approved by the Board of Directors. Also, the Company is authorized to issue 6,000,000 shares of undesignated Preferred Stock. Such shares of Preferred Stock may be issued by the Company without stockholder approval upon such terms as the Company's Board of Directors may determine. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the voting and other rights of, the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

                           SELLING SECURITY HOLDERS

  The following table provides the names of the Selling Security Holders and the number of Securities being offered by each of them. After completion of this offering, assuming all the Shares and Warrant Shares offered hereby are sold, no Selling Security Holder will hold any securities of the Company except as set forth in the footnotes below.

                                                    NO. OF SHARES NO. OF WARRANT
SELLING SECURITY HOLDERS                               OFFERED    SHARES OFFERED
------------------------                            ------------- --------------
New Enterprise Associates VII, L.P. (1)............   1,779,105      169,334
Mertz & Moyer......................................     833,333            0
Maril & Co.........................................     500,000            0
Special Situations Fund III, L.P. (2)..............     350,000            0
Paragon Associates (3).............................     333,333            0
New Venture Partners, IV, L.P......................     333,332            0
Special Situations Private Equity Fund.............     200,000            0
Glynn Ventures IV L.P..............................     166,666            0
Special Situations Cayman Fund, L.P................     116,666            0
NEA Presidents Fund, L.P...........................      15,920        3,460
NEA Ventures 1997, Limited Partnership.............         995          216

--------
(1) New Enterprise Associates VII, L.P. owns 58,500 shares of Common Stock of the Company in addition to the Shares and the Warrant Shares offered hereby.
(2) Special Situations Fund III, L.P. owns 605,800 shares of Common Stock of the Company in addition to the Shares offered hereby.
(3) Paragon Associates owns 336,000 shares of Common Stock of the Company in addition to the Shares offered hereby.

  No Selling Security Holder has held any position, office or other material relationship with the Company or any of its affiliates within the past three years, other than Thomas C. McConnell, who is a director of the Company and is
(1) a general partner NEA Partners VII, L.P. which is the general partner of New Enterprise Associates VII, L.P. and (2) a general partner NEA General Partners, L.P. which is the general partner of NEA Presidents Fund, L.P.; he disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate ownership interest therein.

  The Company sold 796,020 shares of Common Stock and 173,010 Warrants on May 22, 1997, 3,333,331 shares of Common Stock on June 2, 1998, 166,666 shares of Common Stock on July 7, 1998 and 333,333 shares of Common Stock on July 15, 1998 to the Selling Security Holders in private transactions. Such shares of Common Stock and the 173,010 Warrant Shares which may be issuable upon exercise of the Warrants are registered hereunder.

  Each Selling Security Holder has represented to the Company that it purchased the Securities for investment, with no present intention of distribution. However, in recognition of the fact that investors, even though purchasing the Securities for investment, may wish to be legally permitted to sell their securities when they deem appropriate, the Company has filed with the Commission under the Securities Act the Registration Statement with respect to the resale of the Shares and the Warrant Shares from time to time in the over-the-counter market through Nasdaq or in privately negotiated transactions, through the writing of options on the Shares or the Warrant Shares, or through a combination of the foregoing. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective for two years from the date of closing of the issuance of the Shares.

                             PLAN OF DISTRIBUTION

  The sale of the Securities by the Selling Security Holders may be effected from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Securities, or through a combination of such methods of sale, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). Any broker-dealer may act as a broker-dealer on behalf of one or more of the Selling Security Holders in connection with the offering of certain of the Securities by the Selling Security Holders.

  The Selling Security Holders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for Applied Imaging by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Thomas C. Klein, Secretary of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

  The consolidated financial statements (and financial statement schedule) of Applied Imaging Corp. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION
WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                ---------------

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Information Incorporated by Reference......................................   2
The Company................................................................   3
Risk Factors...............................................................   4
Selling Security Holders...................................................  14
Plan of Distribution.......................................................  15
Legal Matters..............................................................  15
Experts....................................................................  15

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                             APPLIED IMAGING CORP.

                       4,802,360 SHARES OF COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                                      , 1998


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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee................  $ 3,368
   Nasdaq National Market listing fee.................................   17,500
   Printing and engraving expenses....................................   15,000
   Legal fees and expenses............................................   25,000
   Accounting fees and expenses.......................................    7,500
   Transfer agent and registrar fees and expenses.....................    1,500
   Miscellaneous......................................................    5,132
                                                                        -------
     Total............................................................  $75,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  Article VII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

  The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER    DESCRIPTION
 -------   -----------
   1.1(1)  Stock and Warrant Purchase Agreement dated May 22, 1997 between the
           Registrant and partnership affiliates of New Enterprise Associates and exhibits thereto
   1.2(2)  Stock Purchase Agreement dated June 2, 1998 between the Registrant and certain investors
   1.3(3)  Form of Stock Purchase Agreement between the Registrant and certain investors used in connection with sales of Common Stock on July 7 and July 15, 1998.
   4.1(4)  Restated Certificate of Incorporation of Registrant
   4.2(5)  Bylaws of Registrant, as amended
   4.3(4)  Form of Common Stock Certificate
   4.4(6)  Preferred Shares Rights Agreement dated as of May 29, 1998, between the Registrant and Norwest Bank Minnesota, N.A., including the Form of Rights Certificate, the Certificate of Designation and the
           Summary of Rights attached thereto as Exhibits A, B and C, respectively.
   5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
  23.1     Consent of KPMG Peat Marwick, LLP, independent certified public accountants
  23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1)
  24.1     Power of Attorney (included on P. II-3)

--------
(1) Filed as exhibit 10.1 to the Registrant's Report on Form 8-K filed with the Commission on June 4, 1997 and incorporated herein by reference.
(2) Filed as exhibit 10.1 to the Registrant's Report on Form 8-K filed with the Commission on June 16, 1998 and incorporated herein by reference.
(3) Filed as exhibit 10.1 to the Registrant's Report on Form 8-K filed with the Commission on July 28, 1998 and incorporated herein by reference.
(4) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-06703) and incorporated herein by reference.
(5) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.
(6) Filed as an Exhibit to the Registrant's Registration Statement on Form 8-A filed with the Commission on June 5, 1998 and incorporated herein by reference.

ITEM 17. UNDERTAKING

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  2. That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  3. That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  4. For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Applied Imaging Corp. certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 27th day of July 1998.

                                          Applied Imaging Corp.

                                          By:        /s/ Jack Goldstein
                                            -----------------------------------
                                                      JACK GOLDSTEIN
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack Goldstein, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                          TITLE                 DATE
      /s/ Jack Goldstein         President and Chief Executive     July 27, 1998
-------------------------------   Officer and Director
       (JACK GOLDSTEIN)           (Principal Executive Officer)

     /s/ Michael J. Braden       Corporate Controller              July 27, 1998
-------------------------------
      (MICHAEL J. BRADEN)

  /s/ John F. Blakemore, Jr.     Director                          July 27, 1998
-------------------------------
   (JOHN F. BLAKEMORE, JR.)

-------------------------------  Director
    (GILBERT J. R. MCCABE)

    /s/ Thomas C. McConnell      Director                          July 27, 1998
-------------------------------
     (THOMAS C. MCCONNELL)

      /s/ Andre F. Marion        Director                          July 27, 1998
-------------------------------
       (ANDRE F. MARION)

-------------------------------  Director
      (ROBERT C. MILLER)

       /s/ G. Kirk Raab          Director                          July 27, 1998
-------------------------------
        (G. KIRK RAAB)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER    DESCRIPTION
 -------   -----------
   1.1(1)  Stock and Warrant Purchase Agreement dated May 22, 1997 between the
           Registrant and partnership affiliates of New Enterprise Associates and exhibits thereto
   1.2(2)  Stock Purchase Agreement dated June 2, 1998 between the Registrant and certain investors
   1.3(3)  Form of Stock Purchase Agreement between the Registrant and certain investors used in connection with sales of Common Stock on July 7 and July 15, 1998.
   4.1(4)  Restated Certificate of Incorporation of Registrant
   4.2(5)  Bylaws of Registrant, as amended
   4.3(4)  Form of Common Stock Certificate
   4.4(6)  Preferred Shares Rights Agreement dated as of May 29, 1998, between the Registrant and Norwest Bank Minnesota, N.A., including the Form of Rights Certificate, the Certificate of Designation and the
           Summary of Rights attached thereto as Exhibits A, B and C, respectively.
   5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
  23.1     Consent of KPMG Peat Marwick, LLP, independent certified public accountants
  23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1)
  24.1     Power of Attorney (included on P. II-3)

--------
(1) Filed as exhibit 10.1 to the Registrant's Report on Form 8-K filed with the Commission on June 4, 1997 and incorporated herein by reference.
(2) Filed as exhibit 10.1 to the Registrant's Report on Form 8-K filed with the Commission on June 16, 1998 and incorporated herein by reference.
(3) Filed as exhibit 10.1 to the Registrant's Report on Form 8-K filed with the Commission on July 28, 1998 and incorporated herein by reference.
(4) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-06703) and incorporated herein by reference.
(5) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.
(6) Filed as an Exhibit to the Registrant's Registration Statement on Form 8-A filed with the Commission on June 5, 1998 and incorporated herein by reference.